Exhibit 99.1

Schlumberger Comments on Outlook for 2008 Results

HOUSTON, December 3, 2008 – Schlumberger Limited (NYSE:SLB) announced today that the company’s fiscal year profit for 2008 will be below analysts’ consensus estimates due to the worldwide economic slowdown and its effect on oil and gas exploration and production spending.

“We have been consistent in our view that our results would be affected in the event of a severe global economic downturn, which we are now facing,” said Chairman and Chief Executive Officer Andrew Gould. “However, we still maintain that in the longer term, the fundamentals of our industry are sound.”

About Schlumberger

Schlumberger is the world’s leading oilfield services company supplying technology, information solutions and integrated project management that optimize reservoir performance for customers working in the oil and gas industry. The company employs more than 84,000 people of over 140 nationalities working in approximately 80 countries. Schlumberger supplies a wide range of products and services from seismic acquisition and processing; formation evaluation; well testing and directional drilling to well cementing and stimulation; artificial lift and well completions; and consulting, software, and information management. In 2007, Schlumberger revenue was $23.28 billion. For more information, visit www.SLB.com.

This press release contains “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding fiscal year profit. These statements are subject to various risks and uncertainties, including, but not limited to, the global economy; changes in exploration and production spending by Schlumberger customers and changes in the level of oil and natural gas exploration and development; general economic and business conditions in key regions of the world; project startup costs and third party service costs; operational and new equipment delays; exploitation of, and changes in, technology; seasonal factors and weather-related events; and other risks and uncertainties detailed in our most recent Form 10-K and other filings that we make with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

SOURCE: Schlumberger Limited

Malcolm Theobald

Vice President of Investor Relations

or

Robert Bergeron

Manager of Investor Relations

Tel: +1 713 375 3535

investor-relations@slb.com

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